Exhibit 5.1

Rubico Inc.

20 Iouliou Kaisara Str,
19002 Paiania, Athens, Greece

 August 5, 2026

Re: Rubico Inc.

Ladies and Gentlemen:

We have acted as counsel to Rubico Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s at-the-market offering (the “Offering”) of common shares, par value $0.01 per share, having an aggregate offering price of up to $25 million (the “Shares”), which include related preferred stock purchase rights (the “Preferred Share Purchase Rights”); (ii) the At-the-Market Issuance Sales Agreement, dated August 5, 2026 (the “Sales Agreement”), between the Company and B. Riley Securities, Inc., as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Shares through the Agent, from time to time; and (iii) the Company’s registration statement on Form F-3 (File No. 333-297207), declared effective by the U.S. Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) on July 14, 2026 (the “Registration Statement”), including (a) a prospectus included therein (the “Base Prospectus”) and (b) a prospectus supplement thereto dated August 5, 2026 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Sales Agreement;

(ii)	the Registration Statement;

(iii)	the Base Prospectus;

(iv)	the Prospectus Supplement;

(v)	the Shareholders’ Rights Agreement (the “Rights Agreement”) between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent relating to the Preferred Stock Purchase Rights;

(vi)	the Company’s amended and restated articles of incorporation and the amended and restated bylaws; and

(vii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

This opinion letter is limited to Marshall Islands and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	the Shares and the Preferred Share Purchase Rights have been duly authorized by the Company;

2.	the Shares, when issued, sold and paid for as contemplated in the Prospectus and the Sales Agreement, will be validly issued, fully paid and non-assessable; and

3.	when the Shares are issued, sold and paid for as contemplated in the Prospectus and the Sales Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to its incorporation by reference into the Registration Statement, to the discussion of this opinion in the Registration Statement, and to the references to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder (the “Rules”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP